EXHIBIT 99.1



                                    EXHIBIT A

                           HIGHWOODS PROPERTIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

     Highwoods Properties, Inc. (the "Company") hereby establishes an Employee Stock Purchase Plan (the "Plan") granting Eligible Employees of the Company and its Subsidiaries the opportunity to purchase Common Stock of the Company.

     NOW, THEREFORE, the Company hereby establishes the Plan, the terms of which are as follows:

SECTION 1. PURPOSE.

     The purpose of this Plan is to give Eligible Employees of the Company and its Subsidiaries, an opportunity to acquire shares of the Company's Common Stock in order to increase their proprietary interest in the Company's success, to encourage them to remain in the employ of the Company, and to continue to promote the Company's best interests and enhance its long-term performance.

SECTION 2. DEFINITIONS.

     Wherever used herein, the following words and phrases shall have the meanings stated below unless a different meaning is plainly required by the context:

     (a) "ADMINISTRATOR" means First Union National Bank of North Carolina, or such other third-party administrator appointed by the Committee to maintain the records of the Plan and conduct such other duties as may be further described herein.

     (b) "AVAILABLE SHARES" means the aggregate number of shares of Common Stock which may be purchased by Eligible Employees under the Plan, as described in
Section 5.

     (c) "BOARD" means the Board of Directors of the Company.

     (d) "CODE" means the Internal Revenue Code of 1986, as amended.

     (e) "COMMITTEE" means a committee appointed by the Board and composed of not less than three members of the Board to which the Board may delegate its powers with respect to administration of the Plan pursuant to Section 6 hereof.

     (f) "COMMON STOCK" means shares of the common stock of the Company, $.01 par value. Common stock hereunder includes both treasury stock and stock of original issue.

     (g) "COMPANY" means Highwoods Properties, Inc., a Maryland corporation.

     (h) "COMPENSATION" means an Eligible Employee's regular base pay at the rate in effect on the applicable Offering Date, but excludes any bonus, overtime payment, sales commission or pre-tax contribution to any medical or retirement plans qualified under Section 125 or 401(k) of the Code.

     (i) "ELIGIBLE EMPLOYEE" means any individual who on any Offering Date is employed by the Company or a Subsidiary on a regular full-time basis. A person shall be considered employed on a regular full-time basis if he or she is customarily employed by the Company or the Subsidiary, at least 20 hours per week and is customarily employed for more than five 5 months per calendar year. "Eligible Employee" shall not include any person who would own, immediately after the Option was granted, stock possessing five percent or more of the total combined voting power or value of any classes of stock of the Company, or any Subsidiary. For purposes of this subsection 2(i), stock ownership of an individual shall be determined under Section 424(d) of the Code, and stock that the individual may purchase under outstanding options shall be treated as stock owned by the individual.

     (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     (k) "EXERCISE DATE" means September 30, 1997, and any subsequent December 31, March 31, June 30 and September 30 thereafter during the term of the Plan.

     (l) "FAIR MARKET VALUE" of Common Stock as of any date means the average of the closing or last prices of the Common Stock on the New York Stock Exchange or other comparable reporting system for the five consecutive trading days immediately preceding such applicable date. Notwithstanding any provision of the Plan to the contrary, no determination made with

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respect to the Fair Market Value of Common Stock subject to an Option shall be inconsistent with Section 423 of the Code or regulations thereunder.

     (m) "OFFERING DATE" means July 1, 1997, and any subsequent October 1, January 1, April 1 and July 1 thereafter during the term of the Plan.

     (n) "OFFERING PERIOD" means the period commencing on an Offering Date hereunder and ending on the next following Exercise Date. The Board may change the duration and/or frequency of Offering Periods without stockholder approval if such change is announced at least 10 days prior to the scheduled beginning of the Offering Period to be affected.

     (o) "OPTION" means an option granted hereunder which will entitle an Eligible Employee to purchase shares of Common Stock.

     (p) "OPTION PRICE" means the lesser of 90% of the Fair Market Value per share of Common Stock as of the applicable Offering Date or 90% of the Fair Market Value per share of Common Stock on the applicable Exercise Date.

     (q) "PLAN" means the Highwoods Properties, Inc. Employee Stock Purchase Plan as set forth herein and as subsequently amended.

     (r) "PURCHASE ACCOUNT" means the book entry account maintained by the Company or Administrator to record the funds withheld from each Eligible Employee's payroll for the purchase of Common Stock and to record the shares of Common Stock credited to each Eligible Employee under the Plan.

     (s) "SUBSIDIARY" or "SUBSIDIARIES" means the corporation or corporations meeting the requirements of Section 424(f) of the Code.

SECTION 3. BASIS OF PARTICIPATION AND GRANTING OF OPTIONS.

     (a) Each Eligible Employee on any Offering Date, commencing with the Offering Date which occurs on or after July 1, 1997 and, subject to earlier termination of the Plan pursuant to subsection 14(c) hereof, ending with the last Offering Date on which shares of Common Stock are available for grant within the limitation set forth in Section 5, is granted an Option hereunder which will entitle him or her to purchase, at the Option Price per share applicable to such Offering Date, the largest number of whole shares of Common Stock that may be obtained by having deducted from such Eligible Employee's Compensation for each payroll period in the applicable Offering Period an amount not less than one percent of the Eligible Employee's Compensation nor more than the lesser of 15% of the Eligible Employee's Compensation and $7,500.

     (b) If the number of shares of Common Stock for which Options are granted pursuant to subsection 3(a) exceeds the applicable number set forth in Section 5, then the Options granted under the applicable paragraph to all Eligible Employees shall, in a nondiscriminatory manner which shall be consistent with subsection 13(c), be reduced in proportion to their respective Compensation, and the balance of payroll deductions credited to the Purchase Account of each Eligible Employee shall be returned without interest to each Eligible Employee as soon as practicable.

     (c) Payment for Common Stock purchased under the Option shall be made only by payroll deductions over a designated Offering Period.

     (d) Each Option under the Plan shall be granted on the condition that (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock subject to such Option has become effective and a copy of the Prospectus has been delivered to the Eligible Employee and (ii) the shares of Common Stock issuable hereunder have been approved for listing by the New York Stock Exchange.

SECTION 4. PURCHASE ACCOUNT.

     Each Eligible Employee shall notify the Company, on such forms as shall be provided by the Company, at least 10 days before the applicable Offering Date, of the percentage of Compensation which the Eligible Employee wishes to have withheld ratably from the Eligible Employee's Compensation during the Offering Period; provided that not withstanding anything to the contrary herein, with respect to the Offering Period commencing July 1, 1997 and ending September 30, 1997 (the "Initial Offering Period"), the Eligible Employee may so notify the Company up to July 1, 1997 and payroll deductions will commence July 7, 1997.

     Each Eligible Employee shall authorize the Company and its Subsidiaries to withhold from the Eligible Employee's after-tax compensation, beginning as soon as practicable following the making of the election described in this Section 4 and continuing throughout the duration of the Offering Period unless terminated sooner under Section 7. All withheld amounts may be used by the Company for general corporate purposes. The Company or Administrator shall maintain a record of each Eligible Employee's funds in the Eligible Employee's Purchase Account. Such funds so accumulated within said Purchase

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Account may be returned to an Eligible Employee or beneficiary without interest or applied toward the purchase of Common Stock only pursuant to the provisions contained in this Plan.

SECTION 5. MAXIMUM LIMITATIONS.

     The aggregate number of shares of Common Stock available for grant as Options pursuant to this Plan shall not exceed 500,000, subject to adjustment pursuant to Section 10 hereof. Shares of Common Stock granted pursuant to the Plan may be either authorized but unissued shares or shares now or hereafter held in the treasury of the Company. In the event that any Option granted pursuant to subsection 3(a) expires or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, the number of shares of Common Stock theretofore subject to such Option shall again be available for grant as an Option pursuant to subsection 3(a) and shall not reduce the aggregate number of shares of Common Stock available for grant as such Options as set forth in the first sentence of this Section.

SECTION 6. ADMINISTRATION.

     The Plan shall be administered by the Board, which, to the extent it shall determine, may delegate its powers with respect to the administration of the Plan (except its powers under subsection 14(c)) to the Committee. If the Board chooses to appoint a Committee, references hereinafter to the Board (except in subsection 14(c)) shall be deemed to refer to the Committee. Subject to the express provisions of the Plan, the Board may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, correct any defect or omission or reconcile any inconsistency in the Plan, determine the terms and provisions of the Options granted hereunder, determine and change the Offering Periods, Offering Dates and Exercise Dates (except as otherwise limited herein) and make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Board on all matters regarding the Plan shall be conclusive. A member of the Board shall only be liable for any action taken or determination made in bad faith.

SECTION 7. TERMS OF OPTIONS.

     (a) Each Option shall, unless sooner expired pursuant to subsection 7(b),
(c) or (d), be exercised on the Exercise Date for the applicable Offering Period. Each Option not exercised during an Offering Period shall expire on the Exercise Date for the applicable Offering Period.

     (b) An Eligible Employee may at any time at least 21 days before an Exercise Date (or such other date as may be selected by the Committee) terminate the Option in its entirety by written notice of such termination delivered in the manner set forth in subsection 14(i). Such termination shall become effective upon receipt of such notice by the Company or Administrator. As soon as practical following such notice, all funds then in the Eligible Employee's Purchase Account shall be returned to the Eligible Employee without interest and the Eligible Employee's Purchase Account closed, and all rights and privileges of the Eligible Employee granted pursuant to this Plan and the Option granted hereunder shall be terminated. Such Eligible Employee may again elect to participate in the Plan on the next Offering Date pursuant to Sections 3 and 4.

     (c) An Option shall expire on the first to occur of the Exercise Date for the applicable Offering Period and the date that the employment of the Eligible Employee with the Company and its Subsidiaries terminates (as determined by the Board) for any reason other than death or disability. In the event that the Option expires because of termination of employment, all funds then on deposit in the Eligible Employee's Purchase Account shall be returned without interest to the Eligible Employee and the Eligible Employee's Purchase Account closed.

     (d) An Option shall expire on the Exercise Date for the applicable Offering Period if the Eligible Employee becomes disabled (as determined by the Board) or dies during an Offering Period. The Eligible Employee's Purchase Account at the date of such Eligible Employee's disability or death shall become the basis of the exercise of the Option under Section 8.

SECTION 8. MANNER OF EXERCISE OF OPTIONS AND PAYMENT FOR COMMON STOCK.

     (a) Except as provided in subsection 7(b), (c) or (d), each Eligible Employee's Option shall be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of shares of Common Stock will be purchased by the Administrator for each Eligible Employee with the entire proceeds of each Eligible Employee's Purchase Account. The Common Stock purchased under this Section 8 may be either treasury stock or stock of original issue, in the discretion and at the direction of the Company.

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     (b) Upon the written request of an Eligible Employee (or beneficiary, as described in subsection 9(b)) following any Offering Period, the Administrator shall deliver (or cause to be delivered) a certificate for the whole shares purchased under subsection 8(a) to such Eligible Employee (or beneficiary). If the number of shares purchased is not a whole number of shares, the number of shares reflected on such certificate shall be rounded down to the next whole number and the Company shall pay the difference to such Eligible Employee in cash. Any remaining shares in such Eligible Employee's Purchase Account will continue to be credited to such Eligible Employee's Purchase Account.

     (c) An Eligible Employee may not make additional cash payments into such Eligible Employee's Purchase Account.

SECTION 9. TRANSFERABILITY AND DESIGNATION OF BENEFICIARY.

     (a) No Option may be transferred, assigned, pledged, or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent or distribution, and no Option shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of an Option, or levy of attachment or similar process upon the Option not specifically permitted herein shall be null and void and without effect. An Option may be exercised only by the Eligible Employee during his or her lifetime, or pursuant to subsection 7(c), by his or her beneficiary (as described in subsection 9(b)), estate or the person who acquires the right to exercise such Option upon his or her death by bequest or inheritance.

     (b) Each Eligible Employee may file a written designation of beneficiary who is to receive any stock or cash in the event that such Eligible Employee dies after the end of an Offering Period but before the issuance of the shares or during an Offering Period but before the respective Exercise Date.

SECTION 10. ADJUSTMENT PROVISIONS.

     The aggregate number of shares of Common Stock with respect to which Options may be granted, the aggregate number of shares of Common Stock subject to each outstanding Option, and the Option Price per share of each Option may all be appropriately adjusted as the Board may determine for any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, stock split-up, stock distribution or combination of shares, or the payment of a share dividend or other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company. Adjustments under this Section 10 shall be made according to the sole discretion of the Board, and its decision shall be binding and conclusive.

SECTION 11. DISSOLUTION, MERGER AND CONSOLIDATION.

     In the event of (i) the adoption of a plan of merger, consolidation, share exchange or similar transaction of the Company with any other corporation as a result of which the holders of the Common Stock of the Company in the aggregate would receive less than 50% of the voting capital stock of the surviving or resulting corporation; (ii) the approval by the Board of an agreement providing for the sale or transfer (other than as security for obligations of the Company) by the Company of a majority of the stock of a significant subsidiary of the Company or substantially all of the assets of the Company or of a significant subsidiary of the Company; (iii) the acquisition of more than 20% of the Company's voting capital stock by any person within the meaning of Section 13(d)(3) of the Exchange Act, other than a person, or group including a person, who beneficially owned, as of the most recent Offering Date, more than 5% of the Company's securities, in the absence of a prior expression of approval of the Board; (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (v) any other change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A under the Exchange Act, then any Option granted hereunder during the then-current Option Period shall remain exercisable until the Exercise Date of the then-current Option Period, subject to all of the terms hereof not inconsistent with this Section 11.

     Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Company or the consummation of a merger or consolidation in which the stockholders of the Company receive less than 50% of the voting capital stock of the surviving or resulting corporation, each Option granted under the Plan shall terminate, but the Eligible Employee shall have the right, following the adoption of a plan of dissolution or liquidation or a plan of merger or consolidation and in any event prior to such dissolution, liquidation, merger or consolidation, to exercise his Option to purchase Common Stock on the Exercise Date of the then-current Option Period, subject to all of the other terms hereof not inconsistent with this Section 11.

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     The grant of an Option pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or to dissolve, liquidate or sell, or transfer all or any part of the business or assets.

SECTION 12. CONDITIONS SUBSEQUENT TO EFFECTIVE DATE.

     The Plan is subject to the approval of the Plan by the holders of a majority of the outstanding shares of Common Stock of the Company within twelve
(12) months before or after the date of adoption of the Plan by the Board. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled.

SECTION 13. LIMITATION ON OPTIONS.

     Notwithstanding any other provisions of the Plan:

     (a) All Eligible Employees shall have the same rights and privileges under the Plan, except that the amount of Common Stock which may be purchased under Options granted pursuant to Section 3, shall bear a uniform relationship to the compensation of Eligible Employees. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

     (b) The term of said Plan shall be for a period of 10 years commencing on July 1, 1997 and ending on December 31, 2007 unless terminated earlier by the exhaustion of the Available Shares pursuant to Section 3 or 5 or as provided in subsection 14(c).

     (c) As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent that, at the time of any such exercise, the shares are being purchased only for an investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such representation is required by any applicable provisions of law.

SECTION 14. MISCELLANEOUS.

     (a) LEGAL AND OTHER REQUIREMENTS. The obligations of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable foreign or domestic laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act and the requirements of any stock exchange upon which the shares of Common Stock may be listed if deemed necessary or appropriate by the Company. Certificates for shares of Common Stock issued hereunder may be legended as the Board shall deem appropriate.

     (b) NO OBLIGATION TO EXERCISE OPTIONS. The granting of an Option shall impose no obligation upon an Eligible Employee to exercise such Option unless such Eligible Employee affirmatively elects to purchase Common Stock through payroll withholding as described in Section 4.

     (c) TERMINATION AND AMENDMENT OF PLAN. The Board, without further action on the part of the stockholders of the Company, may from time to time alter, amend or suspend the Plan or any Option granted hereunder or may at any time terminate the Plan, except that it may not (except to the extent provided in Section 10):
(i) change the total number of shares of Common Stock available for grant under the Plan; (ii) extend the duration of the Plan; (iii) increase the maximum term of Options; (iv) change the Option Price; or (v) change the class of Eligible Employees. No action taken by the Board under this subsection 14(c) may materially and adversely affect any outstanding Option without the consent of the holder thereof.

     (d) APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

     (e) WITHHOLDING TAXES. Upon the exercise of any Option under the Plan, the Company shall have the right to require the Eligible Employee to remit to the Company an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for shares of Common Stock.

     (f) RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or any agreement entered into pursuant to the Plan shall confer upon any Eligible Employee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of such Eligible Employee.

     (g) RIGHTS AS A STOCKHOLDER. No Eligible Employee shall have any right as a stockholder unless and until certificates for shares of Common Stock are issued to him or her.

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     (h) LEAVES OF ABSENCE AND DISABILITY. The Board shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by or disability of any Eligible Employee. Without limiting the generality of the foregoing, the Board shall be entitled to determine (i) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and (ii) the impact, if any, of any such leave of absence on Options under the Plan theretofore granted to any Eligible Employee who takes such leave of absence.

     (i) NOTICES. Every direction, revocation or notice authorized or required by the Plan shall be deemed delivered on the date it is delivered (i) to the Administrator at First Union National Bank of North Carolina, 230 South Tryon Street, Charlotte, North Carolina 27288-1179, or (ii) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Company, Attention: Director of Human Resources, at its principal office at 3100 Smoketree Court, Suite 600, Raleigh, N.C. 27604; and shall be deemed delivered to an Eligible Employee (i) on the date it is personally delivered to him or her or (ii) three (3) business days after it is sent by registered or certified mail, postage prepaid, addressed to him or her at the last address shown for him or her on the records of the Company or of any Subsidiary.

     (j) APPLICABLE LAW. All questions pertaining to the validity, construction and administration of the Plan and Options granted hereunder shall be determined in conformity with the laws of the state of Maryland.

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